Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172134

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock	$150,000,000	$17,190

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated February 9, 2011)

$150,000,000

Common Stock

We have entered into separate equity distribution agreements with Wells Fargo Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Jefferies & Company, Inc., Morgan Stanley & Co. LLC and Piper Jaffray & Co., each a sales agent and collectively the sales agents, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreements, we may offer and sell shares of common stock having an aggregate offering price of up to $150 million from time to time through or to the sales agents.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HIW.” On September 4, 2012, the closing price of our common stock on the NYSE was $33.01 per share.
 Sales of the shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made by means of ordinary brokers' transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Subject to the terms and conditions of the equity distribution agreements, each sales agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the common stock on our behalf. Our common stock to which this prospectus supplement relates will be sold through only one sales agent on any given day.
Each sales agent will receive from us a commission equal to 1.5% of the gross sales price of all shares sold through it as sales agent under the applicable equity distribution agreement. Under the terms of the equity distribution agreements, we may also sell our common stock to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell our common stock to any sales agent as principal, we will enter into a separate terms agreement with the sales agent, setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read and consider the information under "Risk Factors" beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities
BB&T Capital Markets
Jefferies
Morgan Stanley
Piper Jaffray

The date of this prospectus supplement is September 5, 2012.

TABLE OF CONTENTS

Prospectus Supplement

Page

About This Prospectus Supplement	S-ii
Disclosure Regarding Forward-Looking Statements	S-ii
Highwoods Properties, Inc.	S-1
Risk Factors	S-1
Use of Proceeds	S-2
Additional Material Federal Income Tax Considerations	S-3
Plan of Distribution	S-4
Legal Matters	S-5
Experts	S-6
Incorporation of Certain Documents by Reference	S-6
Where You Can Find More Information	S-6

Prospectus

About This Prospectus	1
Disclosure Regarding Forward-Looking Statements	1
The Company and the Operating Partnership	2
Use of Proceeds	2
Ratios of Earnings to Combined Fixed Charges	3
Description of Debt Securities	3
Description of Preferred Stock	13
Description of Depositary Shares	18
Description of Common Stock	20
Material Federal Income Tax Considerations	23
Plan of Distribution	37
Legal Matters	38
Experts	38
Where You Can Find More Information	38
_______________________________

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes certain terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which does not apply to any offering hereunder. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein before making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information.” The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information we later file with the Securities and Exchange Commission (“SEC”) may automatically update and supersede this information.
To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any written communication from us or the sales agents specifying the final terms of any offering. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the sales agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference, is only accurate as of the date of the front cover of this prospectus supplement or accompanying prospectus or as of the date given in the incorporated document, as applicable. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, in particular, statements about our plans, strategies and prospects.  You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words.  Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved.  When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

•	the financial condition of our customers could deteriorate;

•	we may not be able to lease or release second generation space, defined as previously occupied space that becomes available for lease, quickly or on as favorable terms as old leases;

•	we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated;

•	we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated;

•	development activity by our competitors in our existing markets could result in an excessive supply of office, industrial and retail properties relative to customer demand;

•	our markets may suffer declines in economic growth;

•	unanticipated increases in interest rates could increase our debt service costs;

•	unanticipated increases in operating expenses could negatively impact our operating results;

S-ii

•
we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; and

•	we could lose key executive officers.

This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make under “Risk Factors” in this prospectus supplement, as such risk factors may be amended, updated or modified periodically in our reports filed with the SEC.
Given these uncertainties, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

S-iii

HIGHWOODS PROPERTIES, INC.

We are a fully-integrated, self-administered and self-managed equity real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for our properties and for third parties. We conduct virtually all of our activities through our operating partnership, Highwoods Realty Limited Partnership, and are its sole general partner.
At June 30, 2012, we owned or had an interest in 338 in-service office, industrial and retail properties, encompassing approximately 34.6 million square feet, which includes one office property under development encompassing 203,000 square feet and a 12.5% interest in a 261,000 square foot office property directly owned by us, nine for-sale residential condominiums and a 215-unit rental residential property under development.
At June 30, 2012, we owned all of the preferred partnership interests in our operating partnership and 95.3% of the common partnership interests in our operating partnership. Limited partners (including one of our officers and two of our directors) own the remaining common partnership interests.
We were incorporated in Maryland in 1994. Our operating partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924. We are based in Raleigh, North Carolina, and our properties and development land are located in Florida, Georgia, Missouri, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia.
Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2011, as such risk factors may be amended, updated or modified periodically in our reports filed with the SEC, as well as other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect us. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. Please also refer to the section entitled “Disclosure Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares that we may offer under this prospectus supplement and the accompanying prospectus, after deducting commissions and estimated offering expenses, to fund acquisitions and development, repay or repurchase outstanding debt (including amounts outstanding from time to time under our revolving credit facility) and preferred stock and for working capital and other general corporate purposes. As of August 31, 2012, we had no borrowings outstanding under our revolving credit facility, which bears interest at LIBOR plus 150 basis points and matures on July 27, 2015, with an option to extend the maturity date for one additional year, subject to certain terms and conditions.
Affiliates of Wells Fargo Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Morgan Stanley & Co. LLC are lenders under our revolving credit facility. If we use a portion of the net proceeds to repay outstanding indebtedness under our revolving credit facility, these lenders will receive a portion of the net proceeds from this offering through the repayment of borrowings under the credit facility. Please read “Plan of Distribution.”

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain additional federal income tax considerations with respect to the ownership of our shares of common stock. This summary supplements and should be read together with “Material Federal Income Tax Considerations” (the “Base Tax Disclosure”) beginning on page 23 of the accompanying prospectus.
Opinion of Counsel
In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2006 through December 31, 2011, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2012 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, including an assumption that we qualified to be taxed as a REIT for our taxable years prior to our 2006 taxable year, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP's opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions discussed in the Base Tax Disclosure, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Material Federal Income Tax Considerations-Failure to Qualify” in the Base Tax Disclosure.
Information Reporting Requirements and Backup Withholding Tax
As described in “Material Federal Income Tax Considerations-Recent Legislation” in the Base Tax Disclosure, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by certain non-U.S. holders and certain U.S. holders that hold their capital stock through foreign accounts or intermediaries. Although that 30% withholding tax is scheduled to apply to applicable payments made after December 31, 2012, in recent guidance and proposed treasury regulations, the Internal Revenue Service indicated that the 30% withholding tax described above will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding provisions.
Sunset of Reduced Tax Rate Provisions
Several of the tax considerations described in the Base Tax Disclosure are subject to sunset provisions. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Internal Revenue Code of 1986, as amended, will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions in the Base Tax Disclosure. Prospective stockholders are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

PLAN OF DISTRIBUTION

We have entered into separate equity distribution agreements, dated as of September 5, 2012, with Wells Fargo Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Jefferies & Company, Inc., Morgan Stanley & Co. LLC and Piper Jaffray & Co. relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreements, we may offer and sell shares of common stock having an aggregate offering price of up to $150 million from time to time through the sales agents. Sales of the shares to which this prospectus supplement and the accompanying prospectus relate, if any, may be made by means of ordinary brokers' transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Upon its acceptance of written instructions from us, each sales agent will use its commercially reasonable efforts consistent with its normal sales and trading practices to solicit offers to purchase our common stock under the terms and subject to the conditions set forth in the applicable equity distribution agreement. We will instruct each sales agent as to the amount of common stock to be sold by it. We may instruct the sales agents not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. Our common stock sold pursuant to the equity distribution agreements will be sold through only one of the sales agents on any given day. We or the sales agents may suspend the offering of common stock upon proper notice and subject to other conditions.
For its service as sales agent in connection with the sale of shares of our common stock that may be offered hereby, we will pay each sales agent an aggregate fee of 1.5% of the gross sales price per share for any shares sold by it acting as our sales agent. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. In the event we engage a sales agent for a sale of shares that would constitute a “distribution” within the meaning of Regulation M under the Exchange Act, we and the sales agent will agree to compensation that is customary for the sales agent with respect to such transaction. We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to the sales agents under the equity distribution agreements, will be approximately $100,000.
Each sales agent will provide written confirmation to us following the close of trading on the NYSE each day in which shares of common stock are sold by it for us under the applicable equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the compensation payable by us to the sales agents and the proceeds to us net of such compensation.
Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to the sales agents. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will deliver to the NYSE copies of this prospectus supplement and the accompanying prospectus pursuant to the rules of the NYSE. Unless otherwise required, we will report at least quarterly the number of shares of common stock sold through the sales agents under the equity distribution agreements, the net proceeds to us and the compensation paid by us to the sales agents in connection with the sales of our common stock.
Under the terms of the equity distribution agreements, we also may sell shares to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell shares to any sales agent, as principal, we will enter into a separate terms agreement with the sales agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
In connection with the sale of the common stock on our behalf, the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed in the equity distribution agreements to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act.
The sales agents have determined that our shares of common stock are “actively-traded securities” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) under that Act. If a sales agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of our common stock under the equity distribution agreements will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

The offering of our common stock pursuant to the equity distribution agreements will terminate upon the earlier of (1) the sale of common stock having an aggregate offering price of up to $150 million and (2) the termination of the equity distribution agreements, pursuant to their terms, by either the sales agents or us.
Conflicts of Interest
In the ordinary course of their business, the sales agents and/or their affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees. Affiliates of Wells Fargo Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Morgan Stanley & Co. LLC are lenders under our $475 million unsecured revolving credit facility. As described under “Use of Proceeds,” we may use net proceeds from this offering to repay borrowings under our revolving credit facility. If we use a portion of the net proceeds to repay outstanding indebtedness under our revolving credit facility, these lenders may receive more than 5% of the net proceeds from this offering.
Other Relationships
An affiliate of Wells Fargo Securities, LLC is a lender under our funded seven-year term loan and affiliates of Wells Fargo Securities, LLC and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, are lenders under our funded five-year term loan. In addition, in the ordinary course of their business activities, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Hunton & Williams LLP. In addition, Hunton & Williams LLP is rendering an opinion with respect to certain federal income tax matters relating to us. A partner of Hunton & Williams LLP beneficially owns less than 0.01% of our common stock. Certain legal matters in connection with this offering will be passed upon for the sales agents by Vinson & Elkins L.L.P.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this prospectus supplement and the accompanying prospectus by reference from Highwoods Properties Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Highwoods Properties Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statements, and related financial statement schedules, incorporated in the accompanying prospectus by reference from Highwoods Realty Limited Partnership's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules permit us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Information that we file in the future with the SEC automatically will update and supersede, as appropriate, the information contained in this prospectus supplement and in the documents previously filed with the SEC and incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement but before the end of the offering made under this prospectus supplement:

•	our 2011 Annual Report on Form 10-K;

•	the information specifically incorporated by reference into our 2011 Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	our Current Reports on Form 8-K filed on January 12, 2012, May 15, 2012 and September 5, 2012; and

•	the description of our common stock included in our Registration Statement on Form 8-A dated May 16, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1050
Telephone: (919) 872-4924
We also maintain an Internet site at www.highwoods.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement or accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our

SEC filings are also available on the website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.
We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits filed with the registration statement. This prospectus supplement and accompanying prospectus do not contain all of the information in the registration statement. We have omitted parts of the registration statement from this prospectus supplement and the accompanying prospectus in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

Highwoods Properties, Inc.
Common Stock
Preferred Stock
Depositary Shares
Guarantees

Highwoods Realty Limited Partnership
Debt Securities

This prospectus describes debt and equity securities that we may from time to time issue and sell. Highwoods Properties, Inc. may offer and sell common stock, preferred stock, depositary shares and guarantees of debt securities issued by Highwoods Realty Limited Partnership. Highwoods Realty Limited Partnership may offer and sell debt securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

The common stock of Highwoods Properties, Inc. is listed on the New York Stock Exchange under the symbol “HIW.”

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2011.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	1
THE COMPANY AND THE OPERATING PARTNERSHIP	2
USE OF PROCEEDS	2
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES	3
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF PREFERRED STOCK	13
DESCRIPTION OF DEPOSITARY SHARES	18
DESCRIPTION OF COMMON STOCK	20
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	23
PLAN OF DISTRIBUTION	37
LEGAL MATTERS	38
EXPERTS	38
WHERE YOU CAN FIND MORE INFORMATION	38

i

ABOUT THIS PROSPECTUS
We refer to Highwoods Properties, Inc. as the “Company” and Highwoods Realty Limited Partnership as the “Operating Partnership.” This prospectus is part of a shelf registration statement. Under this shelf registration statement, the Company may offer and sell common stock, preferred stock, depositary shares and guarantees of debt securities issued by the Operating Partnership and the Operating Partnership may offer and sell debt securities of various terms in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, you should consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information included or incorporated by reference in this prospectus may contain forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved. When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

•	the financial condition of our customers could deteriorate;

•	we may not be able to lease or release second generation space, defined as previously occupied space that becomes available for lease, quickly or on as favorable terms as old leases;

•	we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated;

•	we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated;

•	development activity by our competitors in our existing markets could result in an excessive supply of office, industrial and retail properties relative to customer demand;

•	our markets may suffer declines in economic growth;

•	unanticipated increases in interest rates could increase our debt service costs;

•	unanticipated increases in operating expenses could negatively impact our operating results;

•
we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; and

•	the Company could lose key executive officers.
This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make under the caption “Business - Risk Factors” in our 2010 Annual Report on Form 10-K, incorporated by reference herein, and as updated in subsequent Securities and Exchange Commission (“SEC”) filings.
Given these uncertainties, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

THE COMPANY AND THE OPERATING PARTNERSHIP
The Company is a fully-integrated, self-administered and self-managed equity real estate investment trust (“REIT”). The Company's common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “HIW.” The Company conducts virtually all of its activities through the Operating Partnership. The Company is the sole general partner of the Operating Partnership.
We are one of the largest owners and operators of office properties in the Southeastern and Midwestern United States. While we also own and operate industrial and retail properties in three of our markets, our office properties represented 86.5% of rental and other revenues for the year ended December 31, 2010. At December 31, 2010, we:

•
wholly owned 295 in-service office, industrial and retail properties, encompassing approximately 27.2 million rentable square feet, 96 rental residential units and 26 for-sale residential condominiums;

•
owned an interest (50.0% or less) in 35 in-service office and industrial properties, encompassing approximately 5.2 million rentable square feet, one office property under development and 11 acres of development land, including a 12.5% interest in a 261,000 square foot office property owned directly by the Company and thus is included in the Company's Consolidated Financial Statements, but not included in the Operating Partnership's Consolidated Financial Statements;

•
wholly owned 611 acres of undeveloped land, approximately 523 acres of which are considered core holdings, defined as properties expected to be held indefinitely, and which are suitable to develop approximately 5.8 million and 2.7 million rentable square feet of office and industrial space, respectively; and

•	wholly owned two completed but not yet stabilized office properties encompassing 265,000 square feet.
At December 31, 2010, the Company owned all of the preferred partnership interests in the Operating Partnership and 95.0% of the common partnership interests in the Operating Partnership. Limited partners (including one officer and two directors of the Company) own the remaining common partnership interests. Generally, the Operating Partnership is obligated to redeem each common partnership interest at the request of the holder thereof for cash equal to the value of one share of the Company's common stock based on the average of the market price for the 10 trading days immediately preceding the notice date of such redemption provided that the Company, at its option, may elect to acquire any such common partnership interests presented for redemption for cash or one share of the Company's common stock. The common partnership interests owned by the Company are not redeemable.
The Company was incorporated in Maryland in 1994. The Operating Partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924. We maintain offices in each of our primary markets.
USE OF PROCEEDS
Unless otherwise specified in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio. As required by the terms of the partnership agreement of the Operating Partnership, the Company must invest the net proceeds of any sale of common stock, preferred stock or depositary shares in the Operating Partnership in exchange for additional partnership interests.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
The following table shows ratios of earnings to fixed charges for the Company and the Operating Partnership for the periods shown:

	Company	Operating Partnership
Year Ended December 31, 2010	1.74x	1.74x
Year Ended December 31, 2009	1.45x	1.45x
Year Ended December 31, 2008	1.28x	1.28x
Year Ended December 31, 2007	1.28x	1.28x
Year Ended December 31, 2006	1.23x	1.23x
The following table shows ratios of earnings to combined fixed charges and preferred stock dividends for the Company and the Operating Partnership for the periods shown:

	Company	Operating Partnership
Year Ended December 31, 2010	1.63x	1.63x
Year Ended December 31, 2009	1.35x	1.35x
Year Ended December 31, 2008	1.17x	1.17x
Year Ended December 31, 2007	1.15x	1.15x
Year Ended December 31, 2006	1.06x	1.06x
For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.
DESCRIPTION OF DEBT SECURITIES
Unless otherwise specified in the prospectus supplement, the Operating Partnership's debt securities will be issued under an indenture, dated as of December 1, 1996, between the Operating Partnership, the Company and U.S. Bank National Association (as successor in interest to First Union National Bank of North Carolina), as trustee. We have filed the indenture with the SEC. The Trust Indenture Act of 1939 governs the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the indenture because it, and not this description, defines your rights as holders of debt securities issued by the Operating Partnership.
General
The debt securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated debt of the Operating Partnership. The Operating Partnership may issue debt securities in one or more series without limit as to aggregate principal amount. The board of directors of the Company, as sole general partner of the Operating Partnership, will determine the terms of the debt securities. All debt securities of one series need not be issued at the same time and a series may generally be reopened for additional issuances, without the consent of the holders of the debt securities of the series.
If any debt securities rate below investment grade at the time of issuance, they will be fully and unconditionally guaranteed by the Company as to payment of principal, interest and any premium. The debt securities will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property that secures such lender's mortgage.
The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be replaced with a successor trustee. Except as otherwise described in this prospectus, any action by a trustee may be taken only with respect to the debt securities for which it is trustee under the indenture.

A prospectus supplement will describe the specific terms of any debt securities the Operating Partnership offers, including:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which the Operating Partnership will issue the debt securities;

•	the date on which the Operating Partnership will pay the principal of the debt securities;

•	the fixed or variable rate at which the debt securities will bear interest, or the method to determine the interest rate;

•	the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

•	the timing and manner of making principal, interest and any premium payments on the debt securities;

•	the place where you may serve notices about the debt securities and the indenture, if other than as described in this prospectus;

•	the portion of the principal amount of the debt securities payable upon acceleration, if it is other than the full principal amount;

•	whether and under what conditions the Operating Partnership or the holders may redeem the debt securities;

•	any sinking fund or similar provisions;

•	the currency in which the Operating Partnership will pay the principal, interest and any premium payments on the debt securities, if other than U.S. dollars;

•	the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

•	whether the Operating Partnership will issue the debt securities in certificated or book-entry form;

•	whether the Operating Partnership will issue the debt securities in registered or bearer form and their denominations if other than $1,000 for registered form or $5,000 for bearer form;

•	whether the defeasance and covenant defeasance provisions described in this prospectus apply to the debt securities or are different in any manner;

•	whether or not the debt securities are guaranteed by the Company;

•
whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities instead of paying these amounts; and

•	any other terms of the debt securities.
Some debt securities may provide for less than the entire principal amount to be payable upon acceleration of their maturity, which we refer to as “original issue discount securities.” The prospectus supplement will describe any material federal income tax, accounting and other considerations applicable to original issue discount securities.
Guarantees
The Company will fully and unconditionally guarantee the payment of principal, interest and any premium on any of the Operating Partnership's debt securities rated below investment grade at the time of issuance. The Company will also guarantee any sinking fund payments on debt securities rated below investment grade. In addition, the Company may also guarantee debt securities rated investment grade.
Denominations, Interest, Registration and Transfer
Unless otherwise described in the prospectus supplement, the Operating Partnership will issue debt securities in denominations of:

•	$1,000 if they are in registered form;

•	$5,000 if they are in bearer form; or

•	any denomination if they are in global form.
Unless otherwise specified in the prospectus supplement, the principal, interest and any premium on debt securities will be payable at the corporate trust office of the trustee. However, the Operating Partnership may choose to pay interest by check mailed to the address of the registered holder or by wire transfer of funds to the holder at an account maintained within the United States.
If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a “business day” is any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business.
Subject to limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not require the holder to pay any service charge for any transfer or exchange, but the trustee or the Operating Partnership may require the holder to pay any applicable tax or other governmental charge.
Neither the Operating Partnership nor the trustee is required to:

•	issue, transfer or exchange any debt security if the debt security may be among those selected for redemption during a 15-day period prior to the date of selection;

•	transfer or exchange any registered security selected for redemption in whole or in part, except, in the case of a registered security to be redeemed in part, the portion not to be redeemed;

•
exchange any bearer security selected for redemption except that the holder may exchange the bearer security for a registered security of that series if the holder simultaneously surrenders the registered security for redemption; or

•	issue, transfer or exchange any debt security that the holder surrenders for repayment.
Merger, Consolidation or Sale of Assets
Neither the Operating Partnership nor the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into, any other entity, unless:

•
the successor entity formed by such consolidation or into which the Operating Partnership or the Company is merged or which received the transfer of assets expressly assumes payment of the principal, interest and any premium on the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•
immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, would become an event of default, has occurred and is continuing; and

•	the Operating Partnership and the Company each deliver to the trustee an officer's certificate and legal opinion covering these conditions.
Financial and Operating Covenants
Limitations on Incurrence of Debt. The Operating Partnership will not directly or indirectly incur any Debt (as defined below), other than subordinate intercompany Debt, if, after giving effect to the incurrence of the additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with GAAP (as defined below) is greater than 60% of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets, the “Adjusted Total Assets”).
In addition, the Operating Partnership will not directly or indirectly incur any secured Debt if, after giving effect to the incurrence of the additional secured Debt, the aggregate principal amount of all outstanding secured Debt of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Operating Partnership's Adjusted Total Assets.
The Operating Partnership will also not directly or indirectly incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four most recent fiscal quarters would have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of the Debt and to the application of the proceeds from the Debt. In making this calculation, it is assumed that:

•
the new Debt and any other Debt incurred by the Operating Partnership or its subsidiaries since the first day of the four-quarter period and the application of the proceeds from the new Debt, including to refinance other Debt, had occurred at the beginning of the period;

•
the repayment or retirement of any other Debt by the Operating Partnership or its subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of the period (except that the amount of Debt under any revolving credit facility is computed based upon the average daily balance of that Debt during the period);

•	the income earned on any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

•
in the case of any acquisition or disposition by the Operating Partnership or any subsidiary of any assets since the first day of the four-quarter period, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt is deemed to be “incurred” by the Operating Partnership and its subsidiaries on a consolidated basis whenever the Operating Partnership and its subsidiaries on a consolidated basis create, assume, guarantee or otherwise become liable in respect of the Debt.
Maintenance of Total Unencumbered Assets. The Operating Partnership must maintain total unencumbered assets of at least 150% of the aggregate outstanding principal amount of all outstanding Unsecured Debt.
Existence. Except as described above under “-Merger, Consolidation or Sale,” the Operating Partnership and the Company must preserve and keep in full force and effect their existence, rights and franchises. However, neither the Operating Partnership nor the Company are required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.
Maintenance of Properties. The Operating Partnership must maintain all of its material properties in good condition, repair and working order, supply all properties with all necessary equipment and make all necessary repairs, renewals, replacements and improvements necessary so that we may properly and advantageously conduct our business at all times. However, the Operating Partnership may sell its properties for value in the ordinary course of business.

Insurance. The Operating Partnership must keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.
Payment of Taxes and Other Claims. Each of the Operating Partnership and the Company must pay, before they become delinquent:

•	all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon its income, profits or properties or that of any subsidiary; and

•	all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon any property of the Operating Partnership, the Company or any subsidiaries.
However, the Operating Partnership and the Company are not required to pay any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
Provision of Financial Information. Holders of debt securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and for so long as any debt securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the SEC pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the SEC on or prior to the respective dates by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each such required filing date (i) transmit by mail to all holders of debt securities, without cost to such holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such sections and (ii) file with the trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of the debt securities:
Use of Capitalized Terms. As used in this prospectus:
“Annual Service Charge” as of any date means the amount that is expensed in any 12-month period for interest on Debt.
“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its subsidiaries, (b) provision for taxes of the Operating Partnership and its subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, (g) provisions for or realized losses on properties and (h) charges for early extinguishment of debt and (ii) less amounts that have been included for gains on properties.
“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

“GAAP” means U.S. Generally Accepted Accounting Principles.
“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).
“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable).
“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.
“Unsecured Debt” means Debt of the Operating Partnership or any subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its subsidiaries.
Events of Default, Notice and Waiver
The following are events of default with respect to any series of debt securities issued under the indenture:

•	default for 30 days in the payment of any installment of interest on any debt security of the series;

•	default in the payment of the principal or any premium on any debt security of the series at its maturity;

•	default in making any sinking fund payment as required for any debt security of the series;

•	default in the performance of any other covenant contained in the indenture, other than covenants that do not apply to the series, and the default continues for 60 days after notice;

•
default in the payment of an aggregate principal amount exceeding $5,000,000 of any recourse debt or any secured debt, if the default occurred after the expiration of any applicable grace period and resulted in the acceleration of the maturity of the debt, but only if such debt is not discharged or such acceleration is not rescinded or annulled within 10 days after notice as provided in the indenture; and

•	any other event of default provided with respect to that particular series of debt securities.
If any such event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately by written notice to us. If the debt securities of that series are original issue discount securities or indexed securities, the prospectus supplement will describe the portion of the principal amount required to make the declaration. If this happens and the Operating Partnership thereafter cures the default, the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.
The indenture also provides that the principal amount of all debt securities of that series would be due and payable automatically upon the bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any significant subsidiary or any of their respective property.
The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that can only be modified with the consent of the holder of each outstanding debt security affected.
The indenture provides that no holders of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder from instituting suit for the enforcement of any payment due on the debt securities.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders, unless the holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. However, the trustee may refuse to follow any direction that:

•	is in conflict with any law or the indenture;

•	may subject the trustee to personal liability; or

•	may be unduly prejudicial to the holders not joining in the direction.
Within 120 days after the end of each year, the Operating Partnership must deliver to the trustee an officer's certificate certifying that no defaults have occurred under the indenture. The trustee must give notice to the holders of debt securities within 90 days of a default unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.
Modification of the Indenture
Modifications and amendments of the indenture may only be made with the consent of least a majority in principal amount of all outstanding debt securities or series of outstanding debt securities affected by the modification or amendment. However, holders of each of the debt securities affected by the modification must consent to modifications that have the following effects:

•	change the stated maturity of the principal, interest or premium on any debt security;

•
reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;

•	change the place or currency for payment of principal, interest or premium on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•
reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, waive compliance with provisions of the indenture or defaults and consequences under the indenture or reduce the quorum or voting requirements set forth in the indenture;

•	adversely modify or affect the terms and conditions of the obligations of the Company with respect to any of its guarantees; or

•
modify any of the provisions discussed above or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to take the action or to provide that other provisions may not be modified or waived without the consent of the holder.

The indenture provides that the holders of at least a majority in principal amount of a series of outstanding debt securities may waive compliance by the Operating Partnership or the Company with covenants relating to that series.
The Operating Partnership, the Company and the trustee can modify the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to the Operating Partnership as obligor or the Company as guarantor;

•	to add to the covenants of the Operating Partnership or the Company for the benefit of the holders or to surrender any right or power conferred upon the Operating Partnership or the Company;

•	to add events of default for the benefit of the holders;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not materially adversely affect the interests of any of the holders;

•
to change or eliminate any provision of the indenture, so long as any such change or elimination becomes effective only when there are no debt securities outstanding of any series previously created which are entitled to the benefit of those provisions;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, so long as the action does not materially adversely affect the interests of any of the holders; or

•
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series, so long as the action does not materially adversely affect the interests of any of the holders.

In addition, with respect to guaranteed securities, the Company may, without the consent of any holder, directly or indirectly assume the payment of the principal, interest and any premium on the guaranteed securities and the performance of every covenant of the indenture that must be performed by the Operating Partnership.
Upon any assumption, the Company will succeed to the Operating Partnership under the indenture and the Operating Partnership will be released from all obligations and covenants with respect to the guaranteed securities. To effect any assumption, the Company must:

•	deliver to the trustee an officer's certificate and an opinion of counsel stating that the guarantee and all other covenants of the Company in the indenture remain in full force and effect;

•	deliver to the trustee an opinion of independent counsel that the holders of guaranteed securities will have no federal tax consequences as a result of the assumption; and

•	if any debt securities are then listed on the NYSE, ensure that those debt securities will not be delisted as a result of the assumption.
The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

•
the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of determination upon declaration of acceleration of maturity;

•
the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for the debt security;

•
the principal amount of an indexed security that is deemed outstanding is the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security; and

•	debt securities that are directly or indirectly owned by the Operating Partnership or the Company are disregarded.
Voting
The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership, the Company or the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting in any such case upon notice as provided in the indenture. Except for any consent that the holder of each debt security affected by modifications and amendments of the indenture must give, the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series will be sufficient to adopt any resolution presented at a meeting at which a quorum is present. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of the specified percentage. Any resolution passed or decision taken at any meeting of holders duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage will constitute a quorum.
Discharge, Defeasance and Covenant Defeasance
The Operating Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds sufficient to pay the principal, interest and any premium on the series to the stated maturity or redemption date.
As long as the holders of the debt securities will not recognize any resulting income, gain or loss for federal income tax purposes, the Operating Partnership may elect either:

•	to defease and discharge itself and the Company from all of their obligations with respect to the debt securities, which we refer to as “defeasance”; or

•	to release itself and the Company from their obligations under particular sections of the indenture, which we refer to as “covenant defeasance.”
In order to make a defeasance election, the Operating Partnership or the Company must irrevocably deposit with the trustee, in trust, a sufficient amount to pay the principal, interest and any premium on the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which the debt securities are payable at stated maturity, or government obligations, or a combination of both.
Any such trust may only be established if, among other things, we have delivered an opinion of counsel to the trustee stating that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.
If the Operating Partnership elects covenant defeasance with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default still applicable to the debt securities, the amounts deposited with the trustee may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. If this occurs, the Operating Partnership will remain liable to make payment of these amounts due at the time of acceleration.
The prospectus supplement may further describe any provisions permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.
No Conversion Rights
The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interests in the Operating Partnership.
No Personal Liability
No past, present or future officer, director, stockholder or partner of the Company, the Operating Partnership or any successor thereof shall have any liability for any obligation or agreement of the Operating Partnership contained under the debt securities, the indenture or other debt obligations. Each holder of debt securities by accepting such debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Book-Entry System
Except as otherwise set forth in the prospectus supplement, the debt securities of a series will be issued in the form of one or more fully registered global securities which will be deposited with or on behalf of the Depository Trust Company (“DTC”), or the depository, and will be registered in the name of DTC or its nominee. The global security may not be transferred except as a whole by a nominee of the depository to the depository or to another nominee of the depository, or by the depository or another nominee of the depository to a successor of the depository or a nominee of a successor to the depository.
So long as the depository or its nominee is the registered holder of a global security, the depository or its nominee, as the case may be, will be the sole owner of the debt securities represented thereby for all purposes under the indenture. Except as otherwise provided below, the beneficial owners of the global security or securities representing debt securities will not be entitled to receive physical delivery of certificated notes and will not be considered the registered holders thereof for any purpose under the indenture, and no global security representing debt securities shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depository and, if that beneficial owner is not a participant, on the procedures of the participant through which that beneficial owner owns its interest in order to exercise any rights of a registered holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security representing debt securities.
Each global security representing debt securities will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if:

•
the depository notifies us that it is unwilling or unable to continue as the depository for the global securities or we become aware that the depository has ceased to be a clearing agency registered as such under the Exchange Act and, in any such case we fail to appoint a successor to the depository within 60 calendar days;

•	we, in our sole discretion, determine that the global securities shall be exchangeable for certificated notes; or

•	an event of default has occurred and is continuing with respect to the debt securities under the indenture.
Upon any such exchange, the certificated notes will be registered in the names of the beneficial owners of the global security or securities representing debt securities, which names shall be provided by the depository's relevant participants to the trustee.
The depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as “indirect participants.” The rules applicable to the depository and its participants are on file with the SEC.
Purchases of debt securities under the depository's system must be made by or through direct participants, which will receive a credit for the debt securities on the depository's records. The ownership interest of each actual purchaser of each note represented by a global security, referred to as a “beneficial owner,” is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing debt securities will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the debt securities is discontinued.

All global securities representing debt securities which are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. to facilitate subsequent transfers. The deposit of global securities with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the global securities representing the book-entry debt securities. The depository's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Neither the depository nor Cede & Co. will consent or vote with respect to the global securities representing the debt securities. Under its usual procedures, the depository mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the applicable record date, identified in a listing attached to the omnibus proxy.
Principal, premium, if any, and/or interest, if any, payments on the global securities representing the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depository, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of us and the trustee, disbursement of such payments to direct participants shall be the responsibility of the depository, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.
If applicable, redemption notices shall be sent to DTC. If less than all of debt securities are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
A beneficial owner shall give notice of any option to elect to have its debt securities repaid by us, through its participant, to the trustee, and shall effect delivery of such debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing such book-entry debt securities, on the depository's records, to the trustee. The requirement for physical delivery of book-entry debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry debt securities are transferred by direct participants on the depository's records.
The depository may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.
We may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, certificated notes will be printed, authenticated and delivered.
The information in this section concerning the depository and the depository's system has been obtained from sources that we believe to be reliable, but neither we nor the trustee takes any responsibility for the accuracy thereof.
DESCRIPTION OF PREFERRED STOCK
General
The Company is authorized under its charter to issue 50 million shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions that the board of directors may fix or designate without any further vote or action by the Company's stockholders. As of December 31, 2010, 29,092 8.625% Series A Cumulative Redeemable Preferred Shares were issued and outstanding and 2,100,000 8% Series B Cumulative Redeemable Preferred Shares were issued and outstanding.

Terms
When the Company issues preferred stock, it will be fully paid and non-assessable. The preferred stock will not have any preemptive rights.
Articles supplementary that will become part of the Company's charter will reflect the specific terms of any new series of preferred stock offered. A prospectus supplement will describe these specific terms, including:

•	the title and stated value;

•	the number of shares, liquidation preference and offering price;

•	the dividend rate, dividend periods and payment dates;

•	the date on which dividends begin to accrue or accumulate;

•	any auction and remarketing procedures;

•	any retirement or sinking fund requirement;

•	the price and the terms and conditions of any redemption right;

•	any listing on any securities exchange;

•	the price and the terms and conditions of any conversion or exchange right;

•	whether interests will be represented by depositary shares;

•	any voting rights;

•	the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions.
Rank
Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

•	senior to the Company's common stock and to all other equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by the Company which by their terms rank on a parity with the preferred stock; and

•	junior to all equity securities, not including convertible debt securities, issued by the Company which by their terms rank senior to the preferred stock.
Dividends
If declared by the Company's board of directors, preferred stockholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. The Company will pay dividends to stockholders of record on the record date fixed by the Company's board of directors.
The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-

cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and the Company's board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and the Company will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not the board of directors declares dividends on the series on any future date.
If any preferred stock is outstanding, the Company will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•
if the series of preferred stock has cumulative dividends, the Company has declared and paid full cumulative dividends for all past and current dividend periods or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series; or

•
if the series of preferred stock does not have cumulative dividends, the Company has declared and paid full dividends for the current dividend period or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series.

When the Company does not pay dividends on shares from more than one series of preferred stock ranking in parity as to dividends in full (or the Company has not reserved a sufficient sum for full payment), all of these dividends will be declared pro rata so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will they include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.
Redemption
If specified in the prospectus supplement, the Company will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption. The redemption price may be payable in cash or other property.
If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

•	the number of shares the Company will redeem in each year;

•	the date after which the Company may or must commence the redemption; and

•	the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.
The Company will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•
if the series of preferred stock has cumulative dividends, the Company has declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

•	if the series of preferred stock does not have cumulative dividends, the Company has declared and paid full dividends for the current dividend period or declared and reserved funds for payment.
The Company may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT or pursuant to an offer made on the same terms to all holders of preferred stock of that series.
If the Company redeems fewer than all outstanding shares of preferred stock of any series, it will determine the number of shares to be redeemed and whether it will redeem shares pro rata by shares held or shares requested to be redeemed or by lot in a manner determined by the Company.
The Company will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place to surrender certificates for payment of the redemption price;

•	that dividends on the shares redeemed will cease to accrue on the redemption date; and

•	the date upon which any conversion rights will terminate.
If the Company redeems fewer than all outstanding shares of a series of preferred stock, the notice will also specify the number of shares the Company will redeem from each holder. If the Company gives notice of redemption and has set aside sufficient funds necessary for the redemption in trust for the benefit of stock it will redeem, then dividends will thereafter cease to accrue and all rights of the holders of the shares will terminate, except the right to receive the redemption price.
Liquidation Preference
If the Company liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will receive out of the Company's legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before the Company makes any distributions to holders of its common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of the Company's remaining assets. In the event that the Company's assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with its preferred stock, then the Company will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.
After the Company has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of the Company with any other corporation or entity, or a sale of all or substantially all of the Company's property or business, does not constitute a liquidation, dissolution or winding up of the Company's affairs.
Voting Rights
Holders of preferred stock will not have any voting rights, except as set forth below or in the prospectus supplement or as otherwise required by law.
Whenever the Company has not paid dividends on any shares of preferred stock for six or more consecutive quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which the Company has not paid dividends, for the election of two additional directors of the Company. In this event, the Company's board of directors will be increased by two directors. The holders of record of at least 10% of any series of preferred stock on which the Company has not paid dividends may call a special meeting to elect these additional directors unless the Company receives the request less than 90 days before the date of the next annual or special meeting of stockholders. Whether or not the holders call a special meeting, the holders of a series of preferred stock on which the Company has not paid dividends may vote for the additional directors at the next annual meeting of stockholders and at each subsequent annual meeting until:

•
if the series of preferred stock has a cumulative dividend, the Company has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or the Company has declared the unpaid dividends and set apart a sufficient sum for their payment; or

•
if the series of preferred stock does not have a cumulative dividend, the Company has fully paid four consecutive quarterly dividends, or the Company has declared the dividends and set apart a sufficient sum for their payment.

Unless the prospectus supplement provides otherwise, the Company cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

•	authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•	reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•	issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

•
amend, alter or repeal any provision of the Company's charter, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock.

For these purposes, the following events do not materially and adversely affect a series of preferred stock:

•	an increase in the amount of the authorized shares of preferred stock;

•	the creation or issuance of any other series of preferred stock; or

•
an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

The holders of a series of preferred stock will have no voting rights, however, if the Company redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.
Conversion Rights
If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price or manner by which the Company will calculate the conversion price;

•	the conversion period;

•	whether conversion will be at the option of the holders of the preferred stock or the Company;

•	any events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the series of preferred stock.
Stockholder Liability
Maryland law provides that no stockholder, including holders of preferred stock, will be personally liable for the Company's acts and obligations and that the Company's funds and property are the only recourse for its acts or obligations.
Restrictions On Ownership; Change of Control Provisions
As discussed below under “Description of Common Stock-Ownership Limitations and Restrictions on Transfers,” for the Company to qualify as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. As a result, the Company's charter provides generally that no holder may beneficially own more than 9.8% of the Company's issued and outstanding capital stock. Accordingly, the articles supplementary designating the terms of each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.
For a discussion of provisions in the Company's charter that may have the effect of delaying, deferring or preventing a change of control of the Company, see under “Description of Common Stock” the subsections titled “Business Combinations,” “Classification of Board of Directors, Vacancies and Removal of Directors,” “Operating Partnership Agreement,” and “Stockholder Rights Plan.”
Transfer Agent
The prospectus supplement will identify the transfer agent for the preferred stock.
DESCRIPTION OF DEPOSITARY SHARES
General
The Company may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. The Company will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among the Company, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.
Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after the Company issues and delivers preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.
Dividends and Other Distributions
The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.
If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible and the Company approves, the depositary may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.
Withdrawal of Stock
Unless the Company has previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.
Redemption of Depositary Shares
Whenever the Company redeems shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If the Company intends to redeem less than all of the underlying preferred stock, the Company and the depositary will select the depositary shares to be redeemed as nearly pro rata as practicable without creating fractional depositary shares or by any other equitable method determined by the Company that preserves its REIT status.
On the redemption date:

•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

•	the Company and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•
all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock
When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder's depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.
Liquidation Preference
In the event of the Company's liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.
Conversion of Preferred Stock
Depositary shares will not themselves be convertible into common stock or any other securities or property of the Company. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of the Company's preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, the Company will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. The Company will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, the Company will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.
Amendment and Termination of a Deposit Agreement
The Company and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, the Company and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.
Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.
The Company may terminate a deposit agreement upon not less than 30 days' prior written notice to the depositary if:

•	the termination is necessary to preserve the Company's REIT status; or

•	a majority of each series of preferred stock affected by the termination consents to the termination.
Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. If the Company terminates a deposit agreement to preserve its status as a REIT, then the Company will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.
In addition, a deposit agreement will automatically terminate if:

•	the Company has redeemed all underlying preferred stock subject to the agreement;

•
a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of the Company not represented by depositary shares.
Charges of a Preferred Stock Depositary
The Company will pay all transfer and other taxes and governmental charges arising in connection with a deposit agreement. In addition, the Company will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.
Resignation and Removal of Depositary
A depositary may resign at any time by delivering to the Company notice of its election to resign. The Company may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. The Company will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.
Miscellaneous
The depositary will forward to the holders of depositary shares any reports and communications from the Company with respect to the underlying preferred stock.
Neither the depositary nor the Company will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of the Company and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither the Company nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.
The Company and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.
In the event a depositary receives conflicting claims, requests or instructions from the Company and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from the Company.
Depositary
The prospectus supplement will identify the depositary for the depositary shares.
Listing of the Depositary Shares
The prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.
DESCRIPTION OF COMMON STOCK
General
The Company is authorized under its charter to issue 200 million shares of its common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Unless applicable law requires otherwise, and except in limited circumstances as our charter may provide with respect to any series of preferred stock that the Company may issue, the holders of common stock will possess exclusive voting power. See “-Ownership Limitations and Restrictions on Transfers.”
All shares of common stock issued will be duly authorized, fully paid and non-assessable. Distributions may be paid to the holders of common stock if and when declared by the Company's board of directors out of legally available funds. The Company intends to continue to pay quarterly dividends.
Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any remaining assets.
Holders of common stock have no conversion, sinking fund or redemption rights or preemptive rights. A conversion feature permits a stockholder to convert shares to a different security, such as debt or preferred stock. A redemption right permits a stockholder to redeem such holder's shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which such company must deposit money into to fund the redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for their pro rata percentage of any other securities we may offer in the future.
The common stock is currently listed for trading on the NYSE. The Company will apply to the NYSE to list any additional shares of common stock that the Company offers and sells pursuant to a prospectus supplement.
The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.
Ownership Limitations and Restrictions on Transfers
To maintain its REIT qualification, not more than 50% in value of the Company's outstanding stock may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own its outstanding stock for at least 335 days per 12-month taxable year (or during a proportionate part of a shorter taxable year). To help ensure that the Company meets these tests, the Company's charter provides that no person or entity may directly or constructively own more than 9.8% in value of the Company's issued and outstanding capital stock, without obtaining a written waiver from the board of directors. For purposes of this provision, corporations, partnerships, “groups” within the meaning of Section 13(d)(3) of the Exchange Act and other entities are treated as single persons. The board of directors has discretion to waive this ownership limit if the board receives evidence that ownership in excess of the limit will not jeopardize the Company's REIT status.
The restrictions on transferability and ownership will not apply if the board of directors and the stockholders holding two-thirds of the Company's outstanding shares of capital stock determine that it is no longer in the Company's best interest to be a REIT. The Company has no current intention to seek to change its REIT tax status.
All certificates representing shares of common stock bear a legend referring to the restrictions described above.
Holders of more than 1% of the Company's common stock or preferred stock must file a written response to the Company's request for stock ownership information, which will be mailed no later than January 30th of each year. This notice should contain the holder's name and address, the number of shares of common stock or preferred stock such holder owns and a description of how such holder holds the shares. In addition, such holders will be required to disclose in writing any other information that the Company needs in order to determine the effect of such holder's ownership on the Company's status as a REIT.
These ownership limitations could have the effect of precluding a third party from obtaining control over the Company unless the Company's board of directors and our stockholders determine that maintaining REIT status is no longer desirable.
Limitations of Liability and Indemnification of Directors and Officers
Maryland general corporation law and the Company's charter exculpate each director and officer in actions by the Company or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or services or has acted dishonestly, as established by a final judgment of a court.

The charter also provides that the Company will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
We believe that the exculpation and indemnification provisions in the charter help induce qualified individuals to agree to serve as officers and directors of the Company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in the Company's charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain a policy of directors' and officers' liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over the Company against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as the above provisions may allow that type of indemnification, we have been informed that, in the SEC's opinion, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Control Share Acquisitions
Maryland general corporation law also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or employee directors. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's charter or bylaws. The Company's bylaws contain a provision exempting from the control share acquisition statute any stock acquired by any person. However, we cannot assure you that this bylaw provision will not be amended or repealed at any point in the future.
Vacancies and Removal of Directors
Pursuant to our charter, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. A director may only be removed for cause by the affirmative vote of two-thirds vote of the Company's outstanding common stock.
Our charter and bylaws provide that a majority of the directors or the stockholders may fill any vacancy on the board of directors. However, under Maryland law, only the board of directors can fill vacancies though the charter and bylaws provide otherwise. In addition, our bylaws provide that only the board of directors may increase or decrease the number of persons serving on the board of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees until the next annual meeting of stockholders.
Amendment of Charter and Bylaws
Except as set forth below, the Company's charter can be amended only by the affirmative vote of holders of not less than a majority of the outstanding shares of common stock. However, the provisions in the charter relating to the removal of directors and preservation of the Company's REIT status may only be amended by the affirmative vote of holders of not less than two-thirds of the outstanding shares of common stock.
Operating Partnership Agreement
Upon a change in control of the Company, the partnership agreement of the Operating Partnership requires certain acquirers to maintain an umbrella partnership real estate investment trust (“UPREIT”) structure with terms at least as favorable to the limited partners as are currently in place. For instance, in certain transactions, the acquirer would be required to preserve the limited partner's right to continue to hold tax-deferred partnership interests that are redeemable for capital stock of the acquirer. Some change of control transactions involving the Company could require the approval of two-thirds of the limited partners of the Operating Partnership (other than the Company). These provisions may make a change of control transaction involving the Company more complicated and therefore might decrease the likelihood of such a transaction occurring, even if such a transaction would be in the best interest of the Company's stockholders.
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
The following discussion describes the material federal income tax consequences relating to the taxation of the Company as a REIT and the ownership and disposition of the Company's stock.
If the Company offers one or more additional series of preferred stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any additional material federal income tax consequences to holders of those shares of preferred stock or debt securities.
Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of the Company's stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•
special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

•	this summary generally does not address state, local or non-U.S. tax considerations;

•	this summary deals only with the Company's stockholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.
You should both review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of the Company's stock on your individual tax situation, including any state, local or non-U.S. tax consequences.
We base the information in this section on the current Internal Revenue Code, current, final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. The Company has not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.
Opinion of Counsel

DLA Piper LLP (US) acts as our counsel, has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations that are material to our stockholders. It is also the opinion of our counsel that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable years ended December 31, 1994 through December 31, 2010, and our current organization and method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT, provided that we operate in accordance with various assumptions and the factual representations we made to counsel concerning our business, assets and operations.. We emphasize that all opinions issued by DLA Piper LLP (US) are based on various assumptions and are conditioned upon the assumptions and representations we will make concerning certain factual matters related to our business and properties. Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by DLA Piper LLP (US). Accordingly, the actual results of our operations for any one taxable year may not satisfy these requirements. See “Business - Risk Factors” in our 2010 Annual Report on Form 10-K, incorporated by reference herein, and as updated in subsequent SEC filings.
The statements made in this section and in the opinion of DLA Piper LLP (US) are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel's opinion. Moreover, an opinion of counsel is not binding on the IRS, and we cannot assure you that the IRS will not successfully challenge our status as a REIT.
Taxation of the Company as a REIT
The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and the Company intends to continue to be organized and to operate in such a manner. However, we cannot assure you that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT.
Federal Income Taxation of the Company
If the Company has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to federal income tax as follows:
First, the Company will be taxed at regular corporate rates on its undistributed “REIT taxable income,” including undistributed net capital gains.
Second, under some circumstances, the Company may be subject to the “alternative minimum tax” as a consequence of its items of tax preference.
Third, if the Company has net income from the sale or other disposition of “foreclosure property” that the Company holds primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.
Fourth, if the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.
Fifth, if the Company should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because it has met other requirements, the Company will be subject to a 100% tax on the gross income attributable to (1) the greater of (a) the amount by which the Company fails the 75% test or (b) the amount by which the Company fails the 95% income test, multiplied by (2) a fraction intended to reflect the Company's profitability.
Sixth, if the Company fails to distribute during each year at least the sum of:

•	85% of its ordinary income for such year,

•	95% of its capital gain net income for such year, and

•	any undistributed taxable income from prior periods,
then the Company will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.
Seventh, if the Company should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and provided no election is made for the transaction to be currently taxable, and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which the Company acquired the asset, the Company generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that the Company recognizes at the time of the sale or disposition and the amount of gain that the Company would have recognized if the Company had sold the asset at the time it acquired the asset, the “Built-in Gains Tax”.
The Company owns direct or indirect interests in a number of taxable REIT subsidiaries. A “taxable REIT subsidiary” of the Company is a corporation in which the Company directly or indirectly owns stock and that elects, together with the Company, to be treated as a taxable REIT subsidiary of the Company. In addition, if a taxable REIT subsidiary of the Company owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the Company. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
Generally, a taxable REIT subsidiary may perform some impermissible tenant services without causing the Company to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to the Company. In addition, the Company must pay a 100% tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the Company, the Company's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. The Company's taxable REIT subsidiaries make interest and other payments to the Company and to third parties in connection with activities related to the Company's properties. We cannot assure you that the Company's taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to the Company. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by taxable REIT subsidiaries for tenants of the Company, or on a portion of the payments received by the Company from, or expenses deducted by, the Company's taxable REIT subsidiaries.
The Housing and Economic Recovery Tax Act of 2008

The Housing and Economic Recovery Tax Act of 2008 (the “Housing Act”) was signed into law by President Bush on July 30, 2008. The Housing Act's provisions regarding REITs are generally effective for our 2009 taxable year and beyond. The Housing Act made the following changes, among others, to certain REIT provisions of the Internal Revenue Code:

Taxable REIT Subsidiaries. The value of taxable REIT subsidiaries' non−mortgage securities held by a REIT has been increased from 20 percent to 25 percent of the total value of the REIT's assets.

Prohibited Transactions Safe Harbor. The prohibited transactions safe harbor holding period is reduced from four years to two years, along with certain other changes to the safe harbor. These new rules apply to sales made after the Housing Act was enacted.

Hedging Income. Income from a hedging transaction that complies with identification procedures set out in Treasury regulations that hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets will not constitute gross income for purposes of both the 75% and 95% gross income tests.
Requirements for Qualification
To qualify as a REIT, the Company must elect to be treated as a REIT and must meet the requirements, discussed below, relating to the Company's organization, sources of income, and nature of assets.
The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT rules;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners;

•
during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

•	that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses the calendar year as its taxable year; and

•	that satisfies the income tests, the asset tests, and the distribution tests, described below.
The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT stockholders. Neither the fifth nor sixth requirement is applicable to a REIT's first taxable year. The Company will be treated as having met the sixth requirement if the Company complies with certain Treasury Regulations for ascertaining the ownership of the Company's stock for such year and if the Company did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. The Company's charter currently includes restrictions regarding transfer of its stock that, among other things, assist the Company in continuing to satisfy the fifth and sixth of these requirements.
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.
A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership's income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.
Income Tests. In order to maintain qualification as a REIT, the Company must satisfy two gross income requirements. First, the Company must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, the Company must derive at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.
Rents received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company's outstanding stock, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom the Company does not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to the Company to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of the Company's total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of the Company's total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as rents from real property.
The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.
The Operating Partnership does provide some services with respect to the properties. The Company believes that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.
The Operating Partnership and the Company receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent not paid with respect to the portion of these properties not owned, directly or indirectly, by the Company, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. The Company believes, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.
If the Company fails to satisfy the 75% gross income test or the 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

•	the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	the Company attaches a schedule of the nature and amount of each item of income to its federal income tax return; and

•	the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.
We cannot state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.
Asset Tests.    At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets:

•	At least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

•	No more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class.

•	Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset class:

•	the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets;

•	the Company may not own more than 10% of any one issuer's outstanding voting securities;

•	the Company may not own more than 10% of the value of the outstanding securities of any one issuer; and

•	No more than 25% of the Company's total assets may be represented by securities of one or more taxable REIT subsidiaries.
We will not lose our REIT status for failing to satisfy the two 10% tests and the 5% test described above if the failure is due to ownership of assets the total value of which does not exceed the lesser of (a) 1% of the total value of our assets at the end of the quarter, or (b) $10,000,000, so long as we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or a different period of time prescribed by the IRS) or otherwise satisfy the tests described in this paragraph by the end of this time period. In this case we will not be subject to the tax described below with respect to our failure to satisfy any of the REIT asset tests.
Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” securities. A “straight debt” security, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
Straight debt securities also generally include:

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•
Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above.

The Company believes that the aggregate value of the securities issued by its taxable REIT subsidiaries does not exceed 25% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary, which election first became available on January 1, 2001, the Company believes it did not own more than 10% of the voting securities of any such entity. In addition, the Company believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary of the Company, the Company's pro rata share of the value of the securities, including debt, of any such corporation or other issuer owned (or treated as owned) by the Company did not exceed 5% of the total value of the Company's assets.
With respect to each issuer in which the Company currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, the Company believes that its pro rata share of the value of the securities, including debt, of any such issuer owned (or treated as owned) does not exceed 5% of the total value of the Company's assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with the Company's determinations.
After initially meeting the asset tests at the close of any quarter, the Company will not generally lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the Company can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.
If we fail any of the asset tests for any quarter and the failure exceeds the de minimis threshold described above, we may nevertheless qualify as a REIT for that quarter if (1) after we identify our failure to satisfy the asset tests for the quarter, we file a schedule in accordance with IRS regulations with a description of each asset that caused the failure to satisfy any of the tests at the close of the quarter, (2) our failure to satisfy the tests is due to reasonable cause and not due to willful neglect; (3) we dispose of the assets described on the schedule within 6 months of the last day of the quarter in which we identified the failure to satisfy the asset test (or a different period of time prescribed by the IRS) or the asset tests are otherwise satisfied within that period; and (4) we pay a tax on the failure. The tax is the greater of $50,000 or an amount determined by multiplying the net income generated by the assets described in the schedule by the highest corporate tax rate. The tax must be paid for the period beginning on the first day of the failure to satisfy the asset test resulting from the failure and ending on the earlier of the date we dispose of the assets causing the failure or the end of the first quarter in which we otherwise satisfy the tests.
Annual Distribution Requirements
To qualify for taxation as a REIT, the Internal Revenue Code requires the Company to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of: (1) 90% of the Company's “REIT taxable income” (computed without regard to the dividends paid deduction and the Company's net capital gain), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.
The Company must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year's distribution requirement if the dividends satisfy one of the following two sets of criteria:

•
the Company declares the dividends in October, November or December, the dividends were payable to stockholders of record on a specified date in such a month, and the Company actually paid the dividends during January of the subsequent year; or

•
the Company declares the dividends before it timely files its federal income tax return for such year, the Company pays the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and the Company elects on its federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon to the extent that it does not distribute all of its net capital gain or “REIT taxable income” as adjusted. Furthermore, if the Company fails to distribute at least the sum of 85% of its ordinary income for that year, 95% of its capital gain net income for that year, and any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.
In addition, if during the 10-year recognition period, if the Company disposes of any asset subject to the built-in gain rules described above, the Company must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.
The Company may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, the Company may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the Company. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.
The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.
We expect that the Company's REIT taxable income will generally be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement or avoid such income or excise taxation.
In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under Section 7121 of the Internal Revenue Code, an agreement as to tax liability between the Company and an IRS district director, or a statement by us attached to an amendment or supplement to our federal income tax return, the Company may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the Company must make the distribution within 90 days of the adverse determination and the Company also must satisfy other procedural requirements. If the Company satisfies the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company's REIT taxable income resulting from the adverse determination. The Company, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.
Earnings and Profits
Throughout the remainder of this discussion, we frequently will refer to “earnings and profits.” Earnings and profits is a concept used extensively throughout corporate tax law, but it is undefined in the Internal Revenue Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease the earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, the distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain.
Like−Kind Exchanges
We may dispose of properties in transactions intended to qualify as like−kind exchanges under the Internal Revenue Code. Such like−kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like−kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Failure to Qualify
If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. In that event, to the extent of positive current and accumulated earnings and profits, distributions to stockholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company lost the qualification. We cannot state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.
Sale−Leaseback Transactions
Some of our investments may be in the form of sale−leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes. The IRS may take the position that a specific sale−leaseback transaction, which we treat as a true lease, is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan. In this event, for purposes of the asset tests and the 75% gross income test, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property. We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale−leaseback transaction were so re−characterized, we might fail to satisfy the asset tests or the income tests and, consequently, lose our REIT status effective with the year of re−characterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.
Taxation of U.S. Stockholders
As used in this prospectus, the term “U.S. Stockholder” means a holder of the Company's stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•
is a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source; or

•
is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.
Distributions Generally.  Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders. These distributions are not eligible for the dividends received deduction for corporations. On May 28, 2003, President Bush signed into law the Jobs Growth Tax Relief Reconciliation Act of 2003. Under this law, as subsequently modified in 2005 and 2010, certain “qualified dividend income” received by U.S. non-corporate shareholders in taxable years 2003 through 2012 is subject to tax at the same tax rates as long-term capital gain (generally, under the new law, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2012), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT's “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT's income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's common stock, and then the distribution excess of such basis will be taxable to the U.S. Stockholder as gain realized from the sale of its stock. Dividends declared by the Company in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholders on December 31 of that year, provided that the Company actually pays the dividends during January of the following calendar year.
Capital Gain Distributions.    Distributions to U.S. Stockholders that the Company properly designates as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.
The Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company. The U.S. Stockholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such stockholders' U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Stockholders' shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.
Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account before January 1, 2013, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions designated by the Company as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, the Company may designate, and will notify its shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.
Passive Activity Loss and Investment Interest Limitations.  Distributions from the Company and gain from the disposition of stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any “passive losses” against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have the gain taxed at ordinary income rates. Stockholders are not allowed to include on their own federal income tax returns any tax losses of the Company.
Dispositions of Shares.  In general, U.S. Stockholders will realize capital gain or loss on the disposition of stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that stockholders' adjusted basis in the common stock. This gain or loss will be a capital gain or loss if the U.S. Stockholder has held the shares as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder's tax bracket (the maximum rate for non-corporate taxpayers currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of stock that would correspond to the Company's “unrecaptured Section 1250 gain.” Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of stock that the stockholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from the Company that were required to be treated as long-term capital gains.
Treatment of Tax-Exempt Stockholders.  Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the stockholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.
However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The restrictions on ownership of common stock in the Company's charter generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to qualified trusts under the pension-held REIT rules, absent a waiver of the restrictions by the board of directors.
Special Tax Considerations for Non-U.S. Stockholders
In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in the Company if the income from the investment is “effectively connected” with the non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in the Company is not so effectively connected (except to the extent that the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) rules discussed below treat such income as effectively connected income).
A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that the Company does not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that the Company pays the distribution out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by the Company, equal to 30% of the gross amount of the dividend, withheld by the Company, unless an applicable tax treaty reduces this tax. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder's basis in its common stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of common stock.
Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under FIRPTA. Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.
Although the law is not clear on this matter, it appears that amounts designated by the Company as undistributed capital gains in respect of stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against their resulting federal income tax liability an amount equal to their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of this tax paid by the Company were to exceed its actual federal income tax liability.
Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that the Company designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, the Company may be required to withhold 10% of distributions in excess of the Company's current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the non-U.S. Stockholder may file for a refund of such excess from the IRS.
The Company expects to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

•	a lower treaty rate applies and the non-U.S. Stockholder files with the Company an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•
the non-U.S. Stockholder files with the Company an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder's trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.
Unless the stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. The stock will not constitute a U.S. real property interest if the Company is a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that the Company will be a domestically-controlled REIT and, therefore, that the sale of stock will not be subject to taxation under FIRPTA. However, because the Company's common stock will be publicly traded, we cannot assure you that the Company will be a domestically-controlled REIT. If the Company were not a domestically-controlled REIT, a non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the stock were “regularly traded” on an established securities market (such as the NYSE) on which the common stock will be listed and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if the Company's common stock is not a U.S. real property interest, a nonresident alien's gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.
A purchaser of stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is “regularly traded” on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, the purchaser of stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company's common stock currently is traded on the NYSE. We believe that the Company qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but we cannot provide any assurance to that effect.
On May 17, 2006, the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”) was enacted. TIPRA requires any distribution that is made by a REIT that would otherwise be subject to FIRPTA because the distribution is attributable to the disposition of a United States real property interest to retain its character as FIRPTA income when distributed to any regulated investment company or other REIT, and to be treated as if it were from the disposition of a United States real property interest by that regulated investment company or other REIT. This provision of TIPRA applies to distributions with respect to taxable years beginning after December 31, 2005.  A “wash sale” rule is also included in TIPRA for transactions involving certain dispositions of REIT stock to avoid FIRPTA tax on dispositions of United States real property interests. These wash sale rules are applicable to transactions occurring on or after the thirtieth day following the date of enactment of TIPRA.
Upon the death of a nonresident alien individual, that individual's stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.
Information Reporting Requirements and Backup Withholding Tax
U.S. Stockholders.  In general, information reporting requirements will apply to payments of distributions on the Company's stock and payments of the proceeds of the sale of the Company's stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.
Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's federal income tax and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.
Non-U.S. Stockholders.  Generally, information reporting will apply to payments of distributions on the Company's stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.
The payment of the proceeds from the disposition of the Company's stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of the Company's stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder's foreign status and has no actual knowledge to the contrary.
Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.
Recent Legislation
On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”). The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and proceeds of sale in respect of our shares received by U.S. shareholders who own their shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.
On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”). The Reconciliation Act will require certain U.S. shareholders who are individuals, estates or trusts to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of shares, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012.
Tax Aspects of the Operating Partnership
 General.  The Operating Partnership holds substantially all of the Company's investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.
Tax Allocations with Respect to the Properties.  Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.
In general, the partners who have contributed interests in the appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements.
Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to stockholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.
With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.
Basis in Operating Partnership Interest.  The Company's adjusted tax basis in its interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company;

•	will increase by its allocable share of the Operating Partnership's income and its allocable share of debt of the Operating Partnership; and

•
will decrease, but not below zero, by the Company's allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to the Company, and constructive distributions resulting from a reduction in the Company's share of debt of the Operating Partnership.

If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company's adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to the Company. This taxable income normally will be characterized as a long-term capital gain if the Company has held its interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Stockholders, to the extent designated by the Company as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.
Sale of the Properties.  The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.
State and Local Tax
The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company's stock.
PLAN OF DISTRIBUTION
We may offer and sell these securities:

•	through underwriting syndicates represented by one or more managing underwriters;

•	to or through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.
We may distribute the securities from time to time in one or more transactions at:

•	a fixed price;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.
We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.
In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.
Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the Company's common stock, which is currently listed on the NYSE. We may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.
Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.
From time to time, we may engage in transactions with these underwriters, dealers and agents in the ordinary course of business.
If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.
LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. In addition, DLA Piper LLP (US) has rendered an opinion with respect to certain federal income tax matters relating to the Company. Two partners of DLA Piper LLP (US) beneficially own an aggregate of less than 0.01% of the Company's common stock.
EXPERTS
The financial statements, and financial statement schedules, incorporated in this prospectus by reference from Highwoods Properties Inc.'s Annual Report on Form 10-K, and the effectiveness of Highwoods Properties Inc.'s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statements and related financial statement schedules, incorporated in this prospectus by reference from Highwoods Realty Limited Partnership's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Such reports are also available to the public through the SEC's Internet site at www.sec.gov. In addition, since some of our securities are listed on the NYSE, you can read our SEC filings at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated.

•	The Company's 2010 Annual Report on Form 10-K;

•	The Operating Partnership's 2010 Annual Report on Form 10-K; and

•	The description of the Company's common stock included in the Company's Registration Statement on Form 8-A dated May 16, 1994.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1050
Telephone: (919) 872-4924
We also maintain an Internet site at www.highwoods.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

$150,000,000

Common Stock

PROSPECTUS SUPPLEMENT

September 5, 2012

Wells Fargo Securities
BB&T Capital Markets
Jefferies
Morgan Stanley
Piper Jaffray